SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material under Rule 240.14a-12

INTUIT INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Intuit Inc., a Delaware corporation (“Intuit”), is filing the letter in this Schedule 14A with the Securities and Exchange Commission on October 3, 2003 in connection with the solicitation of proxies for the Intuit Annual Meeting of Stockholders to be held on October 30, 2003. Intuit mailing the letter to certain Intuit stockholders on October 3, 2003.

October 2003

Dear Fellow Stockholder,

Once again, Intuit delivered strong growth and solid performance in fiscal 2003.

The attached Annual Report provides more details, but I would like to call a few items to your attention.

•	Revenue grew 26 percent in fiscal 2003.

•	Pro forma operating income grew 46 percent.

•	Pro forma earnings per share increased 51 percent.

While we had some ups and downs during the year, overall we performed very well. Our results demonstrate the fundamental strength of our business strategy and our ability to deliver in a challenging environment. We’re in great businesses. We’re driving growth by pursuing large, underserved markets. And by applying strategic and operational rigor, we’re delivering great results. Looking back over the past three fiscal years:

•	Revenue has grown 68 percent.

•	Pro forma operating income has grown 134 percent and our pro forma operating margin has grown 680 basis points.

•	Pro forma EPS has more than doubled.

In addition, our stock price grew 32 percent over the past three fiscal years, while the Nasdaq Composite Index, Dow Jones Industrial Average and S&P 500 all experienced double-digit declines. (Please see the back of this letter for further explanation of pro forma numbers.)

Based on what we’ve heard from investors over the past few years, there are two other issues I’d like to address – shareholder dilution and corporate governance.

Stock Option Grants Reduced
 You’ve told us that minimizing shareholder dilution is important, and we’ve responded. We continue to work hard to carefully balance the trade-off between attracting, retaining and rewarding a high-performing work force in a growing and successful company and shareholder dilution. And we’ve taken some actions to respond.

We’ve taken decisive steps to reduce the dilutive effect of stock option grants. Over the past three years, we’ve reduced the annual net grant rate of employee stock options from nearly five percent to the current rate of less than three percent. And we plan to keep it there. As a result, the number of net grants dropped by 22 percent in fiscal 2003, and we aren’t asking you to approve additional reserves for our employee option plan.

In addition, we continue to repurchase shares through our stock buyback program. In fiscal 2003, we bought 17.9 million shares, more than offsetting the dilution that would otherwise have resulted when the options granted in fiscal 2003 are exercised. Since we instituted our first repurchase program in May 2001, Intuit has repurchased more than 25.5 million shares.

We believe these actions were the right thing to do to address your concerns about dilution while giving Intuit the flexibility to remain competitive in the labor market.

Corporate Governance Oversight

You’ve also told us corporate governance is important. And it’s important to us, too. Our commitment is reflected in our first Operating Value, “Integrity Without Compromise,” the standard by which we manage Intuit, from employees to the Board of Directors.

Historically, we’ve adopted policies that ensure independent review of our operations. The majority of our Board of Directors is from outside Intuit. Taking this independence a step further, the members of our key Board committees are all outside Directors and actively fulfill their responsibilities. Our Audit Committee, for example, met 12 times this past year.

Additional steps we took this year further demonstrate our commitment to strong governance. Our Nominating Committee now oversees governance matters, assessing corporate governance best practices and making recommendations to the Board. And acting on the Compensation and Organizational Development Committee’s recommendation, we’ve established stock ownership guidelines for our senior officers and Board of Directors, which will more closely align their interests with yours.

Board of Directors election

Your voice matters. As we’ve done throughout our 10 years as a publicly traded company, we again ask you to annually elect our entire board of directors and to ratify the appointment of our outside audit firm.

Sincerely,

/s/ Steve Bennett

Steve Bennett

2

reconciliation of pro forma financial measures
to most directly comparable GAAP measures

(In thousands, except per share amounts; unaudited)
	Pro Forma	Adjustments	GAAP

Fiscal 1999
Operating income	$124,799	$(89,848) [a]	$34,951
Operating margin	15.6%	-11.2% [a]	4.4%
Net income	$89,744	$296,820 [b]	$386,564
Diluted net income per share	$0.45	$1.48 [b]	$1.93
Fiscal 2000
Operating income	$170,937	$(158,523) [c]	$12,414
Operating margin	17.4%	-16.1% [c]	1.3%
Net income	$144,958	$160,703[d]	$305,661
Diluted net income per share	$0.69	$0.76[d]	$1.45
Fiscal 2001
Operating income (loss)	$181,635	$(262,993) [e]	$(81,358)
Operating margin	16.6%	-24.0% [e]	-7.4%
Net income (loss)	$157,890	$(240,683) [f]	$(82,793)
Diluted net income per share	$0.73	$(1.13) [f]	$(0.40)
Fiscal 2002
Operating income	$273,475	$(222,975) [g]	$50,500
Operating margin	20.8%	-17.0% [g]	3.8%
Net income	$201,503	$(61,343) [h]	$140,160
Diluted net income per share	$0.92	$(0.28) [h]	$0.64
Fiscal 2003
Operating income	$399,834	$(56,602) [i]	$343,232
Operating margin	24.2%	-3.4% [i]	20.8%
Net income	$293,814	$49,220 [j]	$343,034
Diluted net income per share	$1.39	$0.24 [j]	$1.63

[a]	Pro forma operating income reflects adjustments for amortization of purchased software of $5.3 million and amortization of goodwill and purchased intangible assets of $84.6 million.

[b]	Pro forma net income reflects the adjustments in item [a] and adjustments for net gains on marketable securities of $579.2 million, net loss from discontinued operations of $2.2 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $1.48 per diluted share adjustment for the twelve months ended July 31, 1999.

[c]	Pro forma operating income reflects adjustments for amortization of purchased software of $7.0 million, amortization of goodwill and purchased intangible assets of $150.2 million and a charge for purchased research and development of $1.3 million.

[d]	Pro forma net income reflects the adjustments in item [c] and adjustments for net gains on marketable securities of $481.1 million, net loss from discontinued operations of $20.0 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.76 per diluted share adjustment for the twelve months ended July 31, 2000.

[e]	Pro forma operating income reflects adjustments for amortization of purchased software of $14.9 million, amortization of goodwill and purchased intangible assets of $247.8 million and a charge for purchased research and development of $0.2 million.

[f]	Pro forma net income reflects the adjustments in item [e] and adjustments for net losses on marketable securities of $98.1 million, net loss on divestiture of businesses of $15.3 million, net income from discontinued operations of $27.5 million, the cumulative effect of an accounting change of $14.3 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $1.13 per diluted share adjustment for the twelve months ended July 31, 2001.

[g]	Pro forma operating income reflects adjustments for amortization of purchased software of $12.4 million, amortization of goodwill and purchased intangible assets of $181.4 million, a charge for purchased research and development of $2.2 million and a loss on impairment of long-lived asset of $27.0 million.

[h]	Pro forma net income reflects the adjustments in item [g] and adjustments for net losses on marketable securities of $15.5 million, gain on divestiture of business of $8.3 million, net income from discontinued operations of $86.5 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.28 per diluted share adjustment for the twelve months ended July 31, 2002.

[i]	Pro forma operating income reflects adjustments for amortization of purchased software of $13.8 million, amortization of purchased intangible assets of $33.9 million and a charge for purchased research and development of $8.9 million.

[j]	Pro form net income reflects the adjustments in item [i] and adjustments for net gains on marketable securities of $10.9 million, net income from discontinued operations of $79.8 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.24 per diluted share adjustment for the twelve months ended July 31, 2003.

3